Exhibit 10.4
English Translation

NOVA Lifestyle Home Furniture Franchise Agreement

NOVA Lifestyle Home Furniture Franchise Agreement

Party A:                      Nova Furniture (Dongguan) Co., Ltd.
Address:                     Nova Furniture Industrial Garden, Daojiao Town, Dongguan City
Zip Code:                    523000
Telephone:                  0769—88386441         0769—88313446
Facsimile:                   0769—88313449         0769—88386442
Email:
Website:

Party B:
Franchise Address:
Mailing Address:
Zip Code:
Telephone:                                                               Cell Phone:
Facsimile:                                                                Email:
Franchisee Representative:                                 ID Number:

Article One:                                General

Pursuant to the << Contract Law of People’s Republic of China>> and relevant rules or regulations, Party B purchases NOVA Lifestyle home furniture product, and Party A agrees to sell a specified series of NOVA Lifestyle product to Party B in the designated territory set forth by this contract, and to promote the sale and to advise the product under the terms and conditions of this contract. Based on the principle of voluntariness, equality and honesty, and through friendly negotiation, both parties hereby enter the following agreements:

Article Two:                                Definition

2.1.
Any “regular product” in this contract means the product in the regular sale or the new arrival, but excludes the customer-made, decorative product and product on sale; a “store-within-store” means the NOVA Lifestyle franchise established and operated in the department store.

2.2.	Any “single unit franchisee” mentioned in this contract means Party B is only authorized to sell the NOVA Lifestyle product in a single unit franchise.
2.3.	Any “force majeure” mentioned in this contract means an unpredictable, unavoidable and incurable occurrence or event (including act of god, war, state action and etc.)
2.4.	Any title of article is made for attention only and shall not have effect on the explanation to this contract.

Article Three:                            Qualification of Party B

3.1.
Party B guarantees it is a person or a corporation that is registered and established under the laws of P.R.China. It is fully capable of contractibility and competent to enter this contract (any person who signs this contact in a personal capacity should be associated with a corporation that is registered and established under the laws of P.R.China). It is capable of possessing sufficient funds to market Party A’s product in the designated territory, and complying with the relevant law and regulations, operating  its business according to the law and not getting involved with any illegal activity.

3.2.
Party B shall present an original and provide with a photocopy of ID and a valid business license at the same time prior to the signature of this contract. Within ten days commencing from the date of contract, Party B shall provides Party A with a directory of its investors (shareholders), senior managers and valid legal documents issued by the industrial and commercial officials. Party B shall not provide Party A with any fraudulent information or document.

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

3.3.
If Party B signs the contract in a personal capacity, such person is deemed the only contracting party to Party A and Party A will not recognize Party B’s associates other than Party B himself/herself (excluding the associates of Party B already in Party A’s record).

3.4.	For any change of documents or licenses in the aforesaid, Party B shall notify Party A within three business days commencing from the date of change.

Article Four:                              Terms of Contract

4.1.	The term of contract starts from ____ Year ____ month ____ day and ends ____ year ____ month ____ day, unless revoked or terminated in advance as specified by this contract.
4.2.
If Party B wishes to renew at the end of contract, it shall submit its renewal written application one month before the end of the contract, which is subject to the written approval of Party A. If Party B does not submit a written application in a timely fashion specified in the aforementioned, Party A reserves the right to revoke the franchisee’s license and withdraw the authorization at the end of contract.

4.3.
If Party B is a first-time franchisee, it shall follow the <<Annual Business Plan and Incentives>> and make progress with the plan accordingly. A three-month delay to such plan will result in the termination of this contract and Party B’s performance bond will not be returned.

Article Five:                                Product and Tradename Franchising and Exclusive Territory

5.1.	Party B shall operate the contractual commercial activity only in the territory designated by Party A.
5.2.
Party A authorizes Party B as an exclusive franchisee for ________ Brand ________ Series in the territory of ________ Province ________ (City) Borough (The only authorized channels include single unit franchise,  professional furniture store, store-within-store or any other channels authorized by Party A).

5.3.
Party B shall only operate and market its business within the designated territory as agreed and shall not engage in cross-border business, selling the product over the designated area or marketing the product through any channel other than the authorized.

5.4.
Party B shall strictly follow the <<Annual Business Plan and Incentives>>; Unless Party B opens the second store or store-within-store pursuant to <<Annual Business Plan and Incentives>> or it completes the annual business plan, Party A guarantees that it will not authorize a third party who located in the same city (borough) as Party B as its franchisee (unless otherwise contracted between the parties).

5.5.	The group order coming from Party B’s territory and made directly by the corporation is not covered by the authorization.

Article Six:                                Place of Franchise

6.1.	Party B shall provide a store conforming to Party A’s specification (the usable area shall not be less than 200 square meters) as its place of business and operate it in the form of franchise.
6.2.
All of Party B’s franchise shall be reported to and only opened upon the written approval of Party A. All franchise (store-within-store) shall be decorated (including renovation of old store) in compliance with Party A’s requirement. Party A shall issue the letter of authorization after its inspection. Party B is responsible for the expense of decoration, but Party A shall rebate the decoration at a rate of ______ yuan/square meters as agreed by both parties; if the inspection is failed, Party B must rectify in a set period of time, with expense on it. As soon as the rectification is done and passes Party A’s inspection, Party B is allowed to open the franchise. Party B shall maintain the decoration in good condition and shall not remove or replace at will. If damaged, it shall be repaired timely.

6.3.
Party A’s rebate of decoration expense is payable as following: upon the completeness of decoration and Party A’s satisfied inspection, _____% shall be rebated, the balance shall be rebated at the rate of ____% of each supply payment. The issuance of monthly rebate is made no later than each fifth day of next month by offset of purchase amount.

6.4.
Whenever Party A requires the change of decoration as needed by the operation of business and the maintenance of brand name image, Party B shall re-decorate the store as required by Party A, with expense on Party B.

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

6.5.
During Party B’s operation, whenever the place of franchise fails to meet the contractual requirement, or the suspension of  Party B’s operation resulting from the place of franchise, business license or capital flow, or the franchise ceases to operate without Party A’s approval (except for force majeure), Party A reserves right to unilaterally terminate this contract without any liability.

6.6.
If Party B reduces the number of franchise or suspends the operation due to the force majeure, the failure to open new franchise or restore the operation within two months after the date of reduction or elimination of effect by force majeure is deemed that Party B failed to comply with the current <<Annual Business Plan and Incentives>> (Appendix One).

6.7.
Without Party A’s written approval, Party B shall neither assign or transfer the right of operation and use in disguised form, nor shall it sublet to any third party, or engage in associated operation or sale with any third party by use of the site or grant of franchise; any Party B’s execution in the aforesaid is revocable and deemed Party B’s breach of contract.

Article Seven:                            Intellectual Property and Safeguard of Brand

7.1.	After Party B becomes Party A’s franchisee, Party A grants Party B the following rights in the designated territory:
1	to use the name of “NOVA Lifestyle” as agreed by this contract;
2	to sell Party A’s product in the name of Party A’s franchisee;
3	to use Party A’s trademark or relevant tradename in the decoration or layout of franchise (store-within-store).
7.2.	Without Party A’s written approval, Party B shall not transfer or assign this contract to any third party.
7.3.
If Party B needs to advertise the product within the designated area of sale (including but not limited to outdoor advertisement, catalog, posters and etc.), any use of Party A’s trademark, tradename, logo art, photography or any other work contained intellectual property in the content of advertisement requires Party A’s written approval in the first place. Such content cannot change or alter the trademark or logo and is only allowed to release after the local supervising authority approves it.

7.4.
Party B has duty to uphold the image of NOVA Lifestyle and its reputation. Party B shall not engage in any conduct to taint the image of NOVA Lifestyle or damage its reputation. Party B shall also timely report any third party’s infringement to Party A’s intellectual property or any other benefit and it shall cooperate with Party A’s safeguard activity.

Article Eight:                             Business Plan and Sale

8.1.	Both parties shall start negotiation one month before the end of concurrent <<Annual Business Plan and Incentives>> and decides the next <<Annual Business Plan and Incentives>>.
8.2.
If Party B fails to complete the annual purchase plan set by the <<Annual Business Plan and Incentives>> or fails to complete the monthly purchase plan for three accumulated months, or fails to open NOVA Lifestyle franchise as planned in a limited period of time, Party A reserves right to unilaterally terminate this contract or narrow Party B’s authorized territory of sale by written notice and without any liability imposed thereto.

8.3.	Party A shall provide the display of product and necessary training to Party B’s staff; Party B shall transport its staff to the training place designated by Party A, with cost and expense on Party A.
8.4.
 Party A shall communicate with Party B with the most recent updated information and marketing policy, and shall assist with Party B’s compliance of such. Party A guarantees its product to meet the standard state of art in quality and its delivery in the time-frame set and agreed by both parties.

8.5.	Party A has duty to design the layout for Party B’s new franchise with cost and expense on Party A.
8.6.
Party B shall display the franchise to meet Party A’s standard and comply with Party A’s Management and Assessment Rules (Appendix Two). Any non-NOVA Lifestyle product or counterfeit is prohibited from being sold in NOVA franchise. Party A reserves right to enter Party B’s franchise at any time for inspection. If any non-NOVA Lifestyle product or unauthorized product by Party A is sold in the franchise is found, Party A shall have right to photograph. Any Party B’s attempt to prevent Party A’s employee from entering the franchise or photographing is considered as Party B’s breach of contract by selling the non-NOVA Lifestyle product or unauthorized product by Party A, or failing to display in compliance with Party A’s requirement.

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

8.7.
Party B shall maintain sufficient fund for Party A’s product and is prohibited from making excuse for any shortage of the variety or series of Party A’s product demanded by the market. Party B shall strictly comply with the rules of product structure set forth by Party A.

8.8.
Party B shall follow Party A’s marketing and pricing policy. Party B shall not raise or lower the price at will, and raise or lower price in disguised form, unless approved by Party A in certain circumstance; Party A reserves right to depends on the market to adjust, change its marketing or pricing policy. Such adjustment and change take effect on the designated date and will be notified to Party B in writing.

8.9.
Party B shall actively cooperate with Party A’s promotion and other relevant activity. If Party B wishes to carry on promotion or any other commercial activity on its own, a written approval from Party A shall be obtained and recorded. If Party B releases advertisement without Party A’s approval and causes damage, it shall be held liable for such damage and Party A reserves right to claim the damage from Party B.

8.10.	Party B shall provide the market review in writing prior to the 28th day of each month and shall conduct quarterly order estimate.
8.11.
Party A shall timely provide the new product to Party B as soon as it is available. If Party B does not cooperate with the promotion of any new product or other home products, Party A reserves the right to authorize other distributor in such territory to sell.

8.12.
Party A reserves the right to check Party B’s inventory, service quality, financial statement, accounting books and all other matters in relation to business activities, and Party B has duty to actively cooperate.

8.13.
As required by Party A, Party B shall provide the customers with relevant product information, including performance, service policy and application service. Party B shall commit to the post-sale customer service.

8.14.	Party B shall accept the return of defective product and remedy in accordance with Party A’s return policy and procedure.
8.15.
If Party B fails to catch up with the annual store opening plan and purchase plan set forth by the <<Annual Business Plan and Incentives>>, Party A reserves right to terminate the contract unconditionally.

8.16.	Party B shall purchase and install the necessary office and communication devices as required by Party A and be equipped with designated software by Party A.

Article Nine:                              Performance Bond

9.1.
In three days commencing from the date of contract, Party B shall deliver performance bond of RMB THIRTY thousand yuan to Party A. If Party B timely performs this contract, at the end of this contract, such performance bond will be returned without any interest if no renewal is made between contracting parties and Party B performs Article Eleven under this contract. If Party B cannot perform this contract, which results in the early termination or revocation, the performance bond would not be returned.

Article Ten:                                Supply and Sale of Product

10.1.	Order
Party A shall supply the franchise on the basis of “first order, first delivery.” Party B shall submit its order plan in advance and issues irrevocable written order (“order” in short) for purchase. The order for product on sale shall be submitted with 30-days notice, while the other shall be submitted as specified by Party A or agreed by both parties. Party A shall schedule its production in accordance with Party B’s order.
10.2.	Price
Party A reserves right to rely on the fluctuation of raw material price and the market demand to adjust wholesale price and retail price, but it shall provide Party B with one month notice regarding the new pricing system.
10.3.	Payment
Within three days commencing from the date of order, Party B shall submit the payment to Party A by cash or wire. As soon as the payment is transmitted to Party A’s account, the goods shall be shipped in no later than fifteen business days, unless special condition applies. If the delay of shipment is caused by Party B’s late payment, Party B shall be held liable for any damage therefrom.

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

10.4.	Delivery
Place of Delivery: the warehouse of Party A or the designated shipping station by Party B
Party B can authorize Party A as its agent for shipping; Party A reserves right to handle the shipping for Party B and delivers the goods in its best effort to the place designated by both parties, with the shipping expense and insurance on Party B.
10.5.	Inspection, Return and Change
1
As soon as the goods are delivered, Party B shall inspect the product name, specification, color, quantity, amount and product condition with the order reprint. If any inconsistency is found, Party B shall notify Party A immediately, otherwise it is deemed consistent.

2
For any return or change not caused by quality, Party B shall notify Party A’s designated employee in writing for identification and confirmation. If Party A fails to process in one week after its receipt of such notice, Party B shall make a complaint by dialing Party A’s monitor line. Party A commits to process all complaints with severe concern. The monitor line is 0769 – 88386441.

3
When it is confirmed by Party A’s employee that the return is caused by Party A but the on-site processing is impossible, if return is necessary, Party B shall apply for return in writing first and Party A will unconditionally accept the return or the change.

4	When it is confirmed that the damage is not caused by Party A, Party A shall not be held liable, but Party A will assist Party B to process, with the cost and expense on Party B.
5	Any other return or change shall comply with Party A’s return and change policy.

Article Eleven:                           Termination and Revocation of Contract

11.1.	This contract can be terminated in the following event:
1	The terms of contract is completed and both parties do not renew;
2	Both parties mutually agree to terminate this contract;
3	Either party terminates this contract in terms of this contract;
4
If the person party is dead, the contract is terminated; if either party is bankrupt, insolvent, wound-up or incapable to operate for any other reasons, this contract is terminated when the other party delivers a written notice to the address specified by this contract;

5	If the operating condition (place, capital and etc.) of Party B is no longer fit for this contract, Party A reserves the right to terminate this contract
6
Either party violates the law or regulation, which results in the impossibility to perform this contract (such as a sentence to jail or labor camp), the other party reserves right to terminate this contract.

11.2.	If this contract is terminated or revoked as aforementioned, Party B has duty to return the stock to Party A within 15 days thereof (since the date of termination or revocation), that is:
1
Party B shall deliver the stock to the warehouse of Party A. Once the goods that must be regular product with original packing and good for resale is accepted by Part A, the return shall be refunded at discount rate, depending on Party A’s shipping time: full refund if returned within 90 days, 20% off if returned within 91 days to 180 days; 30% off if returned within 181 days to 1 year; 40% off if returned within 1 to 2 years; no return accepted if returned beyond 2 years.

2
If Party B returns the product with broken packing and in unsellable condition; or purposely replaces or breaks the packing of the regular product that is still good for selling for its own reselling, the exercise of those are considered the breach of contract;

3	The computation of timing in this article is starting from Party B’s shipping and ends on the delivery to the Party A’s warehouse (the date of shipping is excluded)
4	The “discount” in this article is based on the corresponding purchase price from Party A.
11.3.
When this contract is terminated and not renewed, Party B shall return all the franchisee sign, logo, advertisement or information materials and the other relevant documents while Party A reserves right to reclaim; Party B shall remove from franchise or store-within-store the door, light box and the other facilities or decoration which contains Party A’s tradename or logo within seven days of the termination or revocation.

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

11.4.
Party B fails to perform the removal or the return of goods and documents after the termination of contract, the performance bond will not be returned and Party A reserves the right to claim for Party B’s breach of contract.

Article Twelve:                          Limitation of Operation

12.1.
Except that Party B is issued the business license or already starting operation at the time of contract, any operation of business other than franchise within the designated territory, no matter it is for its own product (service) or others, or for the product of Party A’s competitor, is subject to the written approval of Party A.

Article Thirteen:                       Confidentiality

13.1.
Party B shall permanently keep confidential any commercial or marketing materials (including the pricing policy) legally obtained through the performance of contract.  Party B is precluded from disclosure of such to any third party at any time, unless agreed to in writing by Party A; Party B shall sign and return a signature sheet after it receives any aforementioned materials from Party A.

13.2.
After this contract is terminated or revoked, Party B shall return all the aforementioned materials to Party A and is prohibited from any use or disclosure of trademark, logo, sign, commercial material and technical documents (including photocopy of Party A’s business license, organization code, trademark registration certificate, annual tax return and etc.) Party B is prohibited from any activity or exercise that will confuse the others with Party A.

Article Fourteen:                       Liability

14.1.
If Party B breaches contract, Party A is entitle to liquidated damages of RMB thirty to one hundred thousand yuan (Party A enjoys the preference from the deduction of Party B’s payment). In addition, Party A could choose any of the following options (or multiple options) at its discretion:

1	Circulating warning or negative remark in the domestic franchisee;
2	Stopping supply;
3
Re-apportionment (narrowing) of Party B’s territory of exclusive sale, reclaiming of partial designated area of sale (such change to single unit franchise), or option to assign the reclaimed area to other franchisee;

4	Rectification, if Party B refuses to rectify or still fails to comply after rectification, Party A reserves the right to unilaterally terminate the contract at no cost;
5	Demanding Party B to continue performance;
6	Unilateral termination of this contract at no cost.
14.2.	If the damage caused by Party B is more than RMB one hundred thousand yuan, Party A is entitled to the actual recovery.

Article Fifteen:                          Dispute Resolution

15.1.
Any dispute arising out of or in relation to this contract, both parties shall carry on a friendly negotiation in the first place. If the negotiation fails, the dispute shall be submitted to the Dongguan Arbitration Committee and is subject to the rules of the arbitration. The arbitration decision is final and binding to both parties.

15.2.	If both parties agree that a lawsuit is necessary under certain circumstances, the lawsuit shall be filed in the venue where Party B is domiciled.

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

Article Sixteen:                         Explanation of Contractual Terms

16.1.
Any article with “*” is specially prescribed by both parties. The contracting party is encouraged to pay particular attention and shall read and understand its content. To sign this contract is to acknowledge such content.

16.2.
The “Single Unit Franchise” mentioned in this contract means Party B only enjoys the authorization in a single store rather than a whole designated territory. Party A reserves the right to authorize more franchisee or open a franchise (store-within-store) in the city (county) where such franchise locates.

Article Seventeen:                     Miscellaneous

17.1.
Party A’s management of Party B’s employee is only for the purpose of maintaining the uniformity of franchise stores and store-within-store. It does not constitute an employment relationship under any circumstance. Party B is responsible for its employee under the employment law.

17.2.	For any contractual payment from Party B to Party A, Party A reserves the right to directly deduct from Party B’s supply payment (including department store payment).
17.3.
The delivery of document or transmittal of facsimile and email to the address or email account indicated in this contract is deemed delivered. Any change of address, facsimile number or email account shall be notified to the other party in writing. Any delivery or transmittal to the original contractual address, facsimile machine or email account prior to the change is also deemed delivered.

17.4.
Party B’s authorized representative is considered Party B’s agent and authorized to deal with any matters under this contract. Party B shall notify any change to such representative in writing in a timely fashion. If Party B fails to do so, it is liable for any damage caused therefrom.

17.5.	The appendix is important parts of this contract and has the same binding effect as this contract.
17.6.	The modification or change to this contract requires the mutual agreement of both parties and shall be reduced to a writing.
17.7.	Any supplement that is not exhausted by this contract shall be negotiated and signed by both parties otherwise. The supplemental agreement has the same binding as this contract.
17.8.
This contract has three counterparts, two in Party A and one in Party B, and takes effect immediately after both parties’ signature and seals (if Party B did not seal with business stamp, Party B is a person).

*special agreement:  any oral promise or document (contract, agreement, memorandum, letter of authorization, promise, supporting policy and etc.) without business seal and in the name of Party A by its employee has no legal effect on Party A and/or Party B, unless ratified in a writing by Party A.

Party A: Nova Furniture (Dongguan) Co., Ltd. Authorized Representative: Date of Contract: Year Month Day	Party B: Authorized Representative: Date of Contract: Year Month Day

Appendix One: <<Annual Business Plan and Incentives>>
Appendix Two: <<Franchise Management and Assessment Rules>>

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

Appendix One:
Annual Business Plan and Incentives

Party A:                      Nova Furniture (Dongguan) Co., Ltd.

Party B:

Party A and B commit to work and develop the brand name and the product of NOVA Lifestyle. To facilitate the cooperation of both parties and define Party B’s purchase task (hereafter “purchase goal”), both parties agree to the following terms:

Article One:                                Party B’s Commitment

1	Annual and monthly purchase goal:
2
Party B commits the initial purchase of Party A’s product shall not be less than __________ ten thousand yuan (depends on the amount of requirement, the same to follow) and the total purchase for __________ year shall not be less than __________ ten thousand yuan.

Party B commits to achieve the monthly purchase goal as below:

Month	1	2	3	4	5	6	7	8	9	10	11	12
Goal (Ten Thousand Yuan)

Article Two:                                Party B commits to execute the following store opening plan:

To achieve the purchase goal, Party B needs to raise operation capital no less than _________ ten thousand yuan. Party B shall open ____ franchise(s) in the first quarter (Jan – Mar), ____ franchise(s) in the second quarter (Apr – Jun), ____franchise(s) in the third quarter (Jul – Sep) and ____ franchise(s) in the fourth quarter (Oct – Dec). The franchise and store-within-store shall comply with the requirement set forth by Party A.

Article Three:                            Incentives

1	Party A provides Party B with light box film, POP sign, adhesive picture, poster, catalog and promotional gifts.
2	When Party B’s annual purchase amount reaches the following number, Party A will rebate accordingly;

Annual Purchase Amount (Unit: 10 Thousand Yuan)	Between 100 - 200	Between 201 - 300	Between 301 - 400	Each million beyond 4.01 million yuan constitutes one level (such as 401 – 500; 501 – 600), each additional level generates 20 Thousand Yuan rebate
Rebate	10 Thousand Yuan	Additional 12 Thousand Yuan	Additional 15 Thousand Yuan

1

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

(1)
Rebate Example : Party B’s annual purchase amount is one million and twenty thousand yuan, its rebate is 10 thousand yuan; Party B’s annual purchase amount if two million and forty thousand yuan, its rebate is 10 thousand + 12 thousand = 22 thousand yuan; Party B’s annual purchase amount is three million and fifty thousand yuan, its rebate is 10 thousand yuan + 12 thousand yuan + 15 thousand yuan = 37 thousand yuan; Party B’s annual purchase amount is four million and two hundred thousand yuan, its rebate is 10 thousand + 12 thousand + 15 thousand + twenty thousand = 57 thousand yuan.

(2)	Party B’s annual purchase amount is not allowed to carry on to the next year (“next year” means the next year within the valid term of this appendix.)

Article Four:                                           Liability

1.	Instruction for <<Annual Business Plan and Incentives>> :
（1）	If Party B fails to open franchise, Party A reserves the right to withhold rebate;
（2）	If Party B fails to open all franchise set forth by the plan, Party A reserves right to determine the rebate rate depending on the actual franchise opening percentage;
（3）
If the annual purchase goal is failed but still reaches the rebate threshold, the rebate is determined according to the actual percentage of purchase goal, unless the actual percentage is less than 80%, in which event Party A can withhold rebate.

（4）
Party B’s annual purchase growth rate shall not be less than 80% of Party A’s annual average growth rate. (For example, in 2010, Party A concludes that its general growth rate is 25%, that is, the franchise’s 2010 annual purchase goal shall not be less than 120% of 2009 actual purchase);

2.	In any following event, Party A reserves the right, including but not limited to, of revoking the rebate, poster fee sponsorship, large business client incentives, decoration rebate and etc.:
（1）	Party B is selling non-NOVA Lifestyle product in NOVA Lifestyle franchise or any authorized selling channels;
（2）	Party B is selling NOVA Lifestyle product in the unauthorized channel by Party A;
（3）	Party B is selling NOVA Lifestyle product in the unauthorized territory by Party A;
（4）	Party B enter this contract prior to the end of last year of sale, Party A considers Party B waives the rebates, poster fee sponsorship and any other incentives as agreed by both parties.

Article Five:                                Miscellaneous

1.	This appendix is the appendix to the <<NOVA Lifestyle Home Furniture Franchise Agreement>> and shall be signed once annually.
2.	This appendix has the same effect as <<NOVA Lifestyle Home Furniture Franchise Agreement>>.
3.	This agreement has four counterparts, three in Party A and one in Party B.
4.	Party A has exclusive right to explain this contract.
5.	The valid term of this contract is from ____ year __ month __ day until ____ year __ month __ day.

Party A: Nova Furniture (Dongguan) Co., Ltd. Authorized Representative: Date of Contract: Year Month Day	Party B: Authorized Representative: Date of Contract: Year Month Day

2

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

Appendix Two:

Franchise Management and Assessment Rules

To further define requirement of Nova Furniture (Dongguan) Co., Ltd. (hereafter the corporation) for its franchisee or store-within-store to exercise and to maintain their uniformity, the following assessment rules are proscribed and every franchise is required to strictly follow:

One                      Display of Product

1.	All the displayed products are commonly reserved product or new arrival.
2.	After unpacking, the product shall be restored in good display. Any damage to the outer packing shall be repaired immediately.
3.	Furniture, accessories, decoration, lighting, carpet etc. shall highlight all products displayed.
4.	The new arrival shall be displayed in outstanding place.
5.	The display shall correspond to the speculation and requirement of the promotional activity.

Two                       Cleaningness

1.	No dust or stain on windows, doors and glass light boxes.
2.	No mess or dust on cashier counter.
3.	No dust on the dining table or coffee table, with no mess underneath.
4.	No dust on the sofa, display shield and outer packing of product.
5.	No dirt or damage to the catalogs and posters.

Three                   Equipments

1.	Each franchise shall at least be equipped with one computer, facsimile and telephone.
2.	Each computer shall be installed with software and hardware to sufficiently operate the business and shall have access to the internet and email account.
3.	All equipments shall function properly and are not damaged.

Four                      Lighting

1.	The store lighting need to be bright, the daytime brightness in certain area shall exceed the outdoors.
2.	The front door lighting shall be bright and on together with light box.
3.	Any damage exceeding 3% of the total lighting requires an immediate replacement.
4.	During business hours, the light box in the store shall be turned on and kept in brightness. If the color of picture is faded, it shall be replaced timely.

Five                      Uniforms

1.	All sales associate and the store manager are required to dress in uniforms and display with their employee ID (the store-within-store follows the rules of department store).

Six                       Qualification of Sales Associate

1.	They shall understand the thinking of customer and master the selling skills.
2.	They shall be familiar with the product information and master the method of displaying and packing.

1

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449

NOVA Lifestyle Home Furniture Franchise Agreement

Seven                   Execution of Unified Pricing Rate and No Price Raising or Discount At Will

1.	Each store shall follow the <<Area Retail Price Direction>> for labeling and pricing.
2.	Depending on the variety of area, the price can fluctuate in different cities but the fluctuation cannot exceed 20% of directed price.
3.
The corporation’s business supervisor has right to review the price for each product. If inconsistence is found, he has right to demand for correction in a limited period of time.  The resistant to correct will result in a fine of 5000 yuan per occurrence.

Eight                     Hanging and Distribution of POP and Poster

1.	The indoor advertising material such as POP shall be displayed as required.
2.	The product catalog shall be displayed in an outstanding place to facilitate customer viewing.

Nine                      Any unauthorized product or counterfeit is prohibited from being sold in the franchise.

Ten                       Incentives and Penalties

If any violation in the aforesaid is found, for one violation, franchisee is fined 1000 to 3000 yuan and the corporation is entitled to deduct such amount from the supply payment. The corporation also has right to set a timeframe for franchisee to make correction while the supply is ceased. If the franchisee refuses to correct or the correction is not satisfied after the timeframe, it is liable under Article 14.1 of <<NOVA Lifestyle Home Furniture Franchise Agreement>>.

In the meantime, if any violation of Article Seven and Nine is found, the corporation reserves the right to unconditionally hold the Franchisee liable under Article 14.1 of <<NOVA Lifestyle Home Furniture Franchise Agreement>>.

If special circumstance applies, and the execution is difficult, a written request is required for the corporation’s approval before the deadline of correction.

Eleven                      These rules are subject to the explanation of the corporation’s marketing department.

Twelve                      This appendix has the same legal effect as <<NOVA Lifestyle Home Furniture Franchise Agreement>>.

Franchisee (signature or seal):

Date:       Year     Month   Day

2

Address: NOVA Home Furniture Industrial Garden, Nange Industrial Zone, Daojiao, Dongguan, Guangdong
Tel: 0769-88386442   Fax: 0769-88313449